Exhitbit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 14, 2011 (the “Effective Date”), is entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and John Arabia (the “Executive”).

WHEREAS, Sunstone and the Operating Partnership (collectively, the “Company”) desire to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on a date mutually agreed by the parties and not later than April 4, 2011 (the “Start Date”) and ending on the third anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for three additional years on the Initial Termination Date and on each subsequent third anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect.  For the avoidance of doubt, non-renewal of the Agreement pursuant to the proviso contained in the preceding sentence shall not constitute a termination without Cause or for Good Reason (each as defined below).

2.             Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period, the Executive shall serve as Chief Financial Officer and Executive Vice President of Corporate Strategy of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Company shall from time to time reasonably assign to the Executive. Subject to the terms and conditions of this Agreement and the achievement of certain performance objectives to be determined by the Board of Directors of Sunstone (the “Board”), no sooner than February 29, 2012, and no later than February 28, 2013, Executive will be appointed to serve as President of Sunstone and the Operating Partnership. The date of such appointment will be determined by the Board. Subject to any required stockholder vote, the Executive shall also serve as a member of the Board not later than twelve (12) months after appointment to President. Prior to the Executive’s appointment as President of Sunstone and the Operating Partnership, the Executive shall report directly to the President and Executive Chairman of Sunstone and the Operating Partnership. Following the Executive’s appointment as President of Sunstone and the Operating Partnership, the Executive shall report to the Chief Executive Officer of Sunstone and the Operating Partnership and the Board.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.  Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time and, with respect to service with a for-profit entity, with the written consent of the Company’s Chief Executive Officer, (B) deliver lectures or fulfill speaking engagements or (C) manage his or his family members’ personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an executive officer of the Company.

(iii)          The Executive agrees that he will not take personal advantage of any business opportunity related to the Company’s business that arises during his employment by the Company and which may be of benefit to the Company; provided, however, that the Executive may take advantage of any such opportunities to the extent the Executive satisfies all conditions precedent to doing so, as required by the Company’s Code of Business Conduct and Ethics.

(b)           Compensation.

(i)            Base Salary.  During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of Three Hundred Seventy-Five Thousand Dollars ($375,000) per annum.  The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly.  During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).  The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)           Annual Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives.  The amount of any Annual Bonus and the performance goals applicable to such Annual Bonus for the relevant year shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time with the following targets: (1) threshold target equal to 50% of Base Salary; (2) mid-point target equal to 75% of Base Salary (“Target Annual Bonus”); (3) high target equal to 125% of Base Salary; and (4) superior (maximum) target equal to 150% of Base Salary; provided, however, that (a) so long as Executive is employed by the Company as of December 31, 2011, the Executive shall receive a minimum Annual Bonus for fiscal year 2011 of $225,000, and (b) except for fiscal year 2011, no minimum bonus is guaranteed and any bonus may equal zero in any given year.  The Annual Bonus payable, if any, in respect of any calendar year performance period shall be paid no later than the March 15 immediately following such calendar year performance period.  The terms and conditions of any such bonus plan shall be determined by the Compensation Committee in its sole discretion.

(iii)          Equity Awards.

(A)          Upfront Restricted Stock Award. The Company shall grant the Executive such number of restricted shares of Sunstone common stock (the “Restricted Stock”) as is determined pursuant to this Section 2(b)(iii), without the payment of any monetary consideration by the Executive. On the Start Date, the number of restricted shares granted to Executive shall be equal to the quotient obtained by dividing (i) $2,500,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days ending three days prior to February 17, 2011 (i.e., the date on which the Board shall approve the grant of the Restricted Stock).  Upon appointment to President, subject to approval by the Board or its Compensation Committee, the Executive shall be granted a number of shares of restricted stock equal to the quotient obtained by dividing (i) $1,500,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days immediately preceding the date of appointment (i.e., the date on which the Board shall approve the appointment to President).  Consistent with the foregoing, the terms and conditions of the Restricted Stock shall be set forth in a restricted stock agreement or agreements (the “Restricted Stock Agreement”) to be entered into by Sunstone and the Executive, in the form customarily utilized by the Company for its senior executives, which agreement provides that (a) the number of shares from the initial $2,500,000 Restricted Stock grant having an equivalent value of $500,000 on the grant date shall vest on the Start Date, and (b) subject to the Executive’s continued employment with the Company, the remainder of the Restricted Stock shall vest equally in 20% tranches on the first, second, third, fourth and fifth anniversaries of February 17, 2011 and the date of appointment to President, respectively, subject to the Executive’s continued employment through the applicable anniversary.

(B)           Annual Equity Awards.  During the Employment Period, the Executive shall be eligible to earn equity awards under the Company’s long-term incentive plan, subject to vesting and other conditions determined by the Compensation Committee, in its sole discretion.  The form, amount and terms of equity awards, if any, shall be determined by the Compensation Committee in accordance with the terms and conditions of plans as in effect from time to time with the following targets: (1) threshold target equal to 100% of Base Salary; (2) mid-point target equal to 150% of Base Salary; (3) high target equal to 200% of Base Salary; and (4) superior (maximum) target equal to 250% of Base Salary; provided, however, that (a) so long as the Executive is employed by the Company as of December 31, 2011, the Executive shall receive a minimum restricted stock grant or economically equivalent grant for fiscal year 2011 equal to the quotient obtained by dividing (i) $400,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days ending three days prior to the date of grant (i.e., the date on which the Board shall approve the grant of the restricted stock), which grant shall be subject to, among other things, vesting in equal, annual installments over a three-year period from mid-February following the year to which the grant relates based on continued employment with the Company, and (b) except for fiscal year 2011, no minimum equity award is guaranteed and any award may equal zero in any given year.  Any such grants shall be in the form customarily utilized by the Company for its senior executives

(iv)          Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company.

(v)           Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives

(vi)          Business Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company, provided, however, that the parties acknowledge and agree that travel via business-class air (or first-class if business-class is not available) for flights greater than two (2) hours shall constitute a reasonable business expense.

(vii)         Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

(viii)        Vacation.  During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation per year in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

(ix)           Legal Expenses.  Within thirty (30) days of the receipt by the Company of detailed invoices from the Executive, which the Executive shall provide to the Company within thirty (30) days after the execution of this Agreement, the Executive shall be entitled to reimbursement of attorney’s fees necessary to complete negotiation of this Agreement up to a maximum of $10,000. In recognition of the attorney work product and attorney client communication doctrines, Executive shall be required only to submit an invoice from a law firm showing the total number of hours billed and the hourly rate(s) therefor, without detail indicating the nature of the work performed.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate upon the Executive’s death or Disability during the Employment Period.  For purposes of this Agreement, “Disability” means the Executive having been unable by reason of permanent physical or mental illness to fulfill his obligations hereunder for 120 consecutive days or on a total of 180 days in any 12-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.  The Company is not, however, required to make unreasonable accommodations for the Executive or accommodations that would create an undue hardship on the Company.  For purposes of clarity, this provision is not intended to, and does not, alter or affect any and all rights the Executive has to avail himself of leaves of absence in accordance with Company policies applicable to senior executives and/or his rights under applicable disability and leave of absences laws, including, without limitation, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act.

(b)           Cause.  The Board may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i)            The Executive’s continued and willful failure to perform or gross negligence in performing his duties owed to the Company, which is not cured within thirty (30) days following a written notice being delivered to the Executive, which notice specifies such failure or negligence;

(ii)           The Executive’s willful commission of an act of fraud or material dishonesty in the performance of his duties, the nature of which, and the support for which, shall be provided to the Executive in writing;

(iii)          The indictment of the Executive, conviction of the Executive, or entry by the Executive of a guilty or no contest plea to any felony or any other felony or misdemeanor involving moral turpitude;

(iv)          Any material breach by the Executive of his fiduciary duty or duty of loyalty to the Company; or

(v)           The Executive’s material breach of any of the provisions of this Agreement, or any other written agreement between the Executive and the Company, that causes more than de minimis harm to the Company, which is not cured within thirty (30) days following written notice thereof from the Company.

(c)           Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent:

(i)            A material reduction in the Executive’s title, duties, authority, responsibilities, reporting relationships, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, title, authority, duties, or responsibilities;

(ii)           The Company’s reduction of the Executive’s annual Base Salary, bonus opportunity, or equity award opportunity as in effect or as may be increased from time to time;

(iii)          The relocation of the Company’s headquarters to a location more than thirty five (35) miles from the Company’s current headquarters in Aliso Viejo, California, provided that such relocation constitutes a material change in geographic location (within the meaning of Section 409A (as defined below)); or

(iv)          The Company’s material breach of its obligations under this Agreement.

For purposes of this Agreement, a termination of employment by the Executive shall not be deemed to be for Good Reason unless (A) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 90 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice, and (C) the Executive terminates his employment no later than 35 days after the Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d)           Notice of Termination.  Any termination other than due to death shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 10(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or, in the case of a termination by the Executive for Good Reason more than thirty-five (35) days after the date on which the Executive provides written notice to the Company describing the event or events which are the basis for such termination).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than due to the Executive’s death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Executive other than due to the Executive’s death or Disability, the Date of Termination shall be the thirtieth day after the date on which the Executive notifies the Company of such termination, or in the case of a termination by the Executive for Good Reason, not more than thirty-five (35) days following the date on which the Executive provides written notice to the Company describing the event or events which are the basis for such termination, unless otherwise agreed by the Company and the Executive, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive is determined as described in Section 3(a) of this Agreement, as the case may be.  Notwithstanding the foregoing, with respect to any payments that become payable to the Executive in connection with his termination of employment with the Company, including without limitation any Severance Payments, Date of Termination means the date on which the Executive experiences a “separation from service” within the meaning of Section 409A (as defined below).

4.             Obligations of the Company Upon Termination.

(a)           Without Cause or For Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i)            The Executive shall be paid in two lump sum payments the amounts set forth in (A) and (B) below (other than vested benefits, which shall be paid as and when due under the terms of the applicable plan or program) and outstanding equity awards shall vest as set forth in (C) below: (A) all incurred, but unreimbursed business expenses, the Executive’s earned but unpaid Base Salary, accrued but unpaid vacation pay through the Date of Termination, any vested amounts due to the Executive under any plan, program or policy of the Company and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination, to the extent not previously paid (if any), plus an amount equal to a pro rata share of the Target Annual Bonus determined by multiplying the Target Annual Bonus by a fraction the numerator of which is the number of days elapsed in the year through the Date of Termination and the denominator of which is 365 (together, the “Accrued Obligations”), (B) an amount (the “Severance Amount”) equal to two (2) times the sum of (x) the Base Salary in effect on the Date of Termination (but in no event less than the highest Base Salary paid to the Executive during the Employment Period ) plus (y) the greater of (xx) the Target Annual Bonus and (yy) the actual Annual Bonus paid to the Executive in respect of the last full calendar year immediately preceding the Date of Termination (or, if such termination occurs during the Executive’s first year of employment, the Target Annual Bonus for the year of termination), and (C) (i) if the termination occurs on or before the first anniversary of the Effective Date, one half (1/2) of the then unvested stock comprising the initial $2,500,000 Restricted Stock grant shall become immediately vested; or (ii) if the termination occurs prior to the date the Executive is appointed President, but after the first anniversary of the Effective Date, all outstanding stock options, restricted stock units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and, as applicable, exercisable, provided that the remaining unvested stock from the initial $2,500,000 Restricted Stock grant shall become immediately vested only to the extent such unvested Restricted Stock was scheduled to vest within the twenty-four (24) month period immediately following the Date of Termination; or (iii) if the termination occurs after the date the Executive is appointed President, all outstanding stock options, restricted stock units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and, as applicable, exercisable, provided that both the then unvested stock comprising the initial $2,500,000 Restricted Stock grant and the then unvested stock from the grant of Restricted Stock awarded in connection with the Executive’s appointment to President shall become immediately vested only to the extent such unvested Restricted Stock was scheduled to vest within the twenty-four (24) month period immediately following the Date of Termination (the “Vesting Acceleration”). The Accrued Obligations shall be paid when due under applicable law and, subject to Section 10(e) below, the Severance Amount shall be paid on the sixtieth (60th) day after the Date of Termination (or, if not a business day, on the first business day following such sixtieth (60th) day).

(ii)           For a period of eighteen (18) months following the Termination Date, the Company shall, at the Company’s sole expense, continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated, based on the Executive’s applicable elections in effect on the Termination Date (or at the Company’s election, pay the applicable COBRA premium for such coverage) (the “Continuation Benefits”); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(ii) shall be reduced to the extent comparable coverage is actually available to the Executive and the Executive’s eligible family members, and any such eligibility shall be reported promptly by the Executive to the Company, but in any event within fifteen (15) days after such eligibility begins.  Notwithstanding the foregoing, if during the period of Continuation Benefits, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), the Continuation Benefits otherwise cannot be provided under applicable law, including without limitation, under Section 2716 of the Public Health Service Act, or if the provision of the Continuation Benefits would result in adverse tax consequences under Section 105(h) of the Internal Revenue Code or under the Patient Protection and Affordable Care Act of 2010, as amended, the Company shall instead pay to Executive on the first day of each month during the relevant up-to-18 month period an amount equal to 150% of the COBRA premiums that would be charged to Executive for his and his family members’ continued coverage (assuming each of them were eligible for COBRA continuation coverage).

(iii)          Notwithstanding anything herein to the contrary, it shall be a condition to the Executive’s right to receive any of the Severance Amount, the Vesting Acceleration and/or the Continuation Benefits that the Executive timely execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A.

(b)           Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i)  The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination (or such earlier date as may be required by applicable law);

(ii)  An amount equal to 100% of the highest annual Base Salary paid to the Executive during the Employment Period, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

(iii)  Notwithstanding anything to the contrary in any award agreement, outstanding stock options, restricted stock units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall immediately vest, but only to the extent such outstanding awards were scheduled to vest within the twelve (12) month period immediately following the Date of Termination; and

(iv)  For a period of eighteen (18) months following the Date of Termination, the Executive and the Executive’s eligible family members shall continue to be provided, at the Company’s sole expense, with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(c)(iv) shall be reduced to the extent comparable coverage is actually available to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, if during the period of Continuation Benefits, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), such benefits otherwise cannot be provided under applicable law, including without limitation, under Section 2716 of the Public Health Service Act, or if the provision of the Continuation Benefits would result in adverse tax consequences under Section 105(h) of the Internal Revenue Code or under the Patient Protection and Affordable Care Act of 2010, as amended, the Company shall instead pay to Executive on the first day of each month during the relevant up-to-18 month period an amount equal to 150% of the COBRA premiums that would be charged to Executive for his and his family members’ continued coverage (assuming each of them were eligible for COBRA continuation coverage).

(c)           Other Terminations.  If the Executive’s employment with the Company is terminated by the Executive other than for death, disability or without good reason or by the Company for any reason other than death, disability or Cause, the Company shall pay to the Executive the Accrued Obligations in accordance with Section 4(a) above and shall have no obligation to pay the Executive the Severance Amount or the Continuation Benefit.

5.             Change in Control.  Intentionally Omitted.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment.  If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively, an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.  A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment.  For the purposes of this paragraph, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following:  (a) post-judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment.  “Prevailing Party” within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action (excluding an Action instituted in contravention of the requirements of Section 10(b) below) in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.  If the Executive is the Prevailing Party, the Company shall provide payment of such costs and expenses to the Executive by December 31 of the year in which the right to payment is established.

7.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.             Payment of Financial Obligations.  The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, Sunstone, Sunstone Hotel TRS Lessee, Inc. and, if applicable, any of their respective subsidiaries and/or affiliates in accordance with any employee sharing and expense allocation agreement, by and between Sunstone and the Operating Partnership, as in effect from time to time.

9.             Indemnification Agreement.  The Company and the Executive agree to execute, concurrently herewith, the Indemnification Agreement attached hereto as Exhibit B (the “Indemnification Agreement).

10.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Arbitration.  To the fullest extent allowed by law, any controversy, claim or dispute between the Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of the Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which the Executive worked for determination by one arbitrator with hotel industry experience in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes.  The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court, subject to the terms and conditions of Section 6 hereof.  The parties shall share the filing fees required for the arbitration, provided that the Executive shall not be required to pay an amount in excess of the lesser of the filing fees required by a federal or state court with jurisdiction.  The Company shall pay the arbitrator’s fees and any AAA administrative expenses.  Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the Executive or the Company.  Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against the Executive, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive.  However, notwithstanding anything to the contrary contained herein, Company and the Executive shall have their respective rights to seek and obtain preliminary injunctive relief in aid of arbitration with respect to any controversy, claim or dispute to the extent permitted by law.  Claims related to employee benefit plans subject to ERISA, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either the Executive or the Company to the appropriate court or government agency.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.  For the avoidance of doubt, arbitration shall not be instituted with respect to whether Good Reason or Cause existed to terminate Executive’s employment until the parties have completed the mandatory process set forth in Section 3 hereof. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company, and with a copy to:

Paul Hastings

515 S. Flower Street, 25th Floor

Los Angeles, California  90071

Attn:  Rick Kirkbride, Esq.

If to Sunstone or the Operating Partnership:

Sunstone Hotel Investors, Inc.
120 Vantis, Suite 350
Aliso Viejo, California 92656
Attn:  Corporate Secretary

with a copy to:

Latham & Watkins
335 South Grand Ave.
Los Angeles, California 90071
Attn:  Steven Stokdyk, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)           Section 409A.  The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  In the event that after execution of this Agreement, the Company or the Executive determines that any compensation or benefits provided hereunder may not be exempt from or compliant with Section 409A, such party shall promptly notify the other party of the basis for its determination.  The parties agree to renegotiate in good faith the terms of this Agreement if it is mutually determined that this Agreement as structured would have adverse tax consequences to the Executive.  For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement,  no compensation or benefits payable in connection with a “separation from service” (within the meaning of Section 409A), including without limitation any Severance  Payments, shall be paid to the Executive during the 6-month period following his “separation from service” to the extent that the Company reasonably determines based on  advice from a reputable, national law firm, which shall be provided to Executive, that the Executive is a “specified employee” at the time of such “separation from service” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period, without interest thereon.

(e)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(f)            Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           Employment At-Will.  The Executive acknowledges that his employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, the Executive hereby agrees that the Company may dismiss him and terminate his employment with the Company at any time, with or without Cause.  Inclusion under any benefit plan or compensation arrangement will not give the Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(i)            Entire Agreement.  As of the Effective Date, this Agreement, together with the Indemnification Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company.

(j)            Representations and Warranties.  The Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) the Executive is not subject to any pending litigation, judgment, order, or, to the Executive’s knowledge, governmental investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company.  The Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

(k)           Consultation with Counsel.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(l)            Counterparts.  This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[signatures follow next page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:	SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

/s/ John V. Arabia	By:	/s/ Kenneth E. Cruse
John Arabia		Name:	Kenneth E. Cruse
		Its:	President

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc. Its: Managing Member

		By:	/s/ Kenneth E. Cruse
		Name:	Kenneth E. Cruse
		Its:	President

EXHIBIT A

TO EMPLOYMENT AGREEMENT

GENERAL RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Sunstone Hotel Investors, Inc., a Maryland corporation, Sunstone Operating Partnership, LLC, a Delaware limited liability company and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)          HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)           HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

A-1

(C)           HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

Notwithstanding anything to the contrary contained herein, this General Release shall not extend to claims or rights (i) for amounts payable (or benefits to be provided) to the undersigned pursuant to a written agreement between the undersigned and the Company, (ii) relating to any employee benefit plan subject to ERISA, (iii) indemnification rights, (iv) earned but unpaid compensation, (v) incurred but unreimbursed business expenses, (vi) equity rights held by the undersigned, (vii) under the Employment Agreement or the Indemnification Agreement entered into between the undersigned and the Company.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of                             ,                               .

John Arabia

A-2

EXHIBIT B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into this      day of February, 2011 (the “Agreement”), by and between Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”, and together with all of its affiliates, the “Company”), and John Arabia (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee currently serves as an officer and/or director of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as an officer and/or director, the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a)                                  “Change in Control” means the occurrence of any of the following events:

(i)            Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Sunstone that represent greater than 50% of the combined voting power of Sunstone’s then outstanding voting securities (unless the Indemnitee has beneficial ownership of at least 50% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(A)          By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone or by any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone, or

(B)           By Sunstone or a corporation owned, directly or indirectly, by the stockholders of Sunstone in substantially the same proportions as their ownership of the stock of Sunstone, or

(C)           Pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)           Individuals who, as of the Effective Date (as defined in the Employment Agreement among the Company and the Indemnitee), constitute the Board of Directors of Sunstone Hotel Investors, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election by Sunstone’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)          The consummation by Sunstone (whether directly involving Sunstone or indirectly involving Sunstone through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sunstone’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction,

(A)          which results in Sunstone’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sunstone or the person that, as a result of the transaction, controls, directly or indirectly, Sunstone or owns, directly or indirectly, all or substantially all of Sunstone’s assets or otherwise succeeds to the business of Sunstone (Sunstone or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)           after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in Sunstone prior to the consummation of the transaction; or

(iv)          The approval by Sunstone’s stockholders of a liquidation or dissolution of Sunstone.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Sunstone’s stockholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Sunstone’s stockholders.

(b)                                “Corporate Status” means the status of a person who is or was a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each, an “Enterprise”) for which such person is or was serving at the request of the Company.

(c)                                  “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee.

(d)                                 “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e)                                  “Expenses” shall include all reasonable and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premiums, security for, and other costs relating to any cost bond, supersede as bond or other appeal bond or its equivalent.

(f)                                    “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements), or (ii) any other party to or witness in the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a Change of Control has not occurred, Independent Counsel shall be selected by the Board of Directors, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a Change of Control has occurred, Independent Counsel shall be selected by Indemnitee.

(g)                                 “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee.

(h)                                 Reference to “fines” shall include any excise tax assessed with respect to any employee benefit plan (other than excise taxes imposed under Internal Revenue Code Section 4999); references to “serving at the request of the Company” shall include any service as an officer, director, committee member or official which imposes duties on, or involves services by, such officer, with respect to an employee benefit plan, its participants or beneficiaries; and action taken or omitted to be taken by Indemnitee with respect to an employer benefit plan in the performance of Indemnitee’s duties for a purpose reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to be a purpose that is” “not opposed to the best interests of the Company” as referred to in this Agreement.

Section 2. Services by Indemnitee. Indemnitee will serve as an officer of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any, provided that this Agreement shall continue in force after such time as Indemnitee has ceased to serve as an officer of the Company and Indemnitee will retain all rights provided under this Agreement after such time.

Section 3. Indemnification - General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418 of the Maryland General Corporation Law (“MGCL”), the charter or bylaws of the Company, a resolution of stockholders or directors, another agreement or otherwise.

Section 4. Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 5. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (ii) Indemnitee actually received an improper personal benefit in money, property or services.

Section 6. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a)                                  if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or

(b)                                 if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses actually and reasonably incurred by him or on his behalf in connection with a Proceeding.

Section 7. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified for all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8. Advance of Expenses. Notwithstanding any provision herein to the contrary, the Company shall advance all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with any Proceeding (other than a Proceeding brought to enforce indemnification under this Agreement, applicable law, the Charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors) to which Indemnitee is, or is threatened to be, made a party or a witness, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit B-1 or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and  proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor. Advances shall be unsecured and interest free.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a)                                  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The omission to notify the Company will not relieve the Company from any liability that it may have to Indemnitee other than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)                                 Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A) by the Board of Directors (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Directors (as herein defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 9. Any Expenses actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

Section 10. Presumptions and Effect of Certain Proceedings.

(a)                                  In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)                                 The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c)                                  Unless Indemnitee has reason to believe otherwise, for purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. The provisions of this Section 10(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d)                                 The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise, excluding the Indemnitee, shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 11. Remedies of Indemnitee.

(a)                                  If (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) of this Agreement within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 7 of this Agreement.

(b)                                 In any judicial proceeding or arbitration commenced pursuant to this Section 11 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c)                                  If a determination shall have been made pursuant to Section 9(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)                                 In the event that Indemnitee, pursuant to this Section 11, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 12. Defense of the Underlying Proceeding.

(a)                                  Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the  Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)                                 Subject to the provisions of the last sentence of this Section 12(b) and of Section 12(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 12(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 12(b) shall not apply to a Proceeding brought by Indemnitee under Section 11 above or Section 18 below.

(c)                                  Notwithstanding the provisions of Section 12(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel to Indemnitee, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel to Indemnitee, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, at the expense of the Company (subject to Section 11(d)), to represent Indemnitee in connection with any such matter.

Section 13. Non-Exclusivity; Survival of Rights; Subrogation; Insurance.

(a)                                  The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Maryland law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s charter or bylaws or this Agreement, except with respect to suits against the Company relating to this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)                                 In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(c)                                  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be liable for indemnification or advance of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

Section 14. Insurance. The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors of the Company, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee for service as a director or officer of the Company and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee for service as a director or officer of the Company. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and reasonable Expenses actually and reasonably incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.

Section 15. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of his Corporate Status, a witness in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party but in which the Indemnitee receives a subpoena to testify, he shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 16. Duration of Agreement; Binding Effect.

(a)                                  This Agreement shall continue until and terminate ten years after the date that Indemnitee’s Corporate Status shall have ceased; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.

(b)                                 The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the written request of the Company, and shall inure to the benefit of Indemnitee and his spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)                                  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 17. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 18. Exception to Right of Indemnification or Advance of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (a) the Proceeding is brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Sections 8 and 11 of this Agreement, or (b) the Company’s Bylaws, as amended, the Charter, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

Section 19. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 20. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 21. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 22. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)                                  If to Indemnitee, to: The Indemnitee’s address on the books and records of the Company.

(b)                                 If to the Company, to:

Sunstone Hotel Investors, Inc.
120 Vantis, Suite 350
Aliso Viejo, California 92656
Attn: Secretary

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 23. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 24. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	SUNSTONE HOTEL INVESTORS, INC.	(SEAL)

/s/ Marc A. Hoffman	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse
Title: President

WITNESS:	INDEMNITEE

/s/ Marc A. Hoffman	/s/ John V. Arabia
Name: John Arabia